EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on May 28, 2009) pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005 of our reports dated February 18, 2009, with respect to the consolidated financial statements of Trinity Industries, Inc., and the effectiveness of internal control over financial reporting of Trinity Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and our report dated May 29, 2008, with respect to the financial statements and schedule of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005 (the Plan) included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Dallas, Texas
May 26, 2009